UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
SCHEDULE 13D
Under the Securities Exchange Act of 1934
PFSweb, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

717098206
(CUSIP Number)

transcosmos inc.
Attn: Takeshi Kamiya, Representative Director, Co-President
Shibuya First Tower, 1-2-20, Higashi, Shibuya-ku, Tokyo 150-0011
Japan
Telephone: 81-50-1751-7700
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 20, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 717098206
1	NAMES OF REPORTING PERSONS transcosmos inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2 ☐ Not Applicable
6	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐ NOT APPLICABLE
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%(1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The percentages used herein are calculated based upon 22,745,012 outstanding shares of the Issuer as of August 1, 2023.

CUSIP No. 717098206

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on May 24, 2013 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (the “Common Stock”), of PFSweb, Inc., a Delaware Corporation (the “Company”), as amended on December 23, 2013 and March 25, 2014, and September 21, 2023. Capitalized terms not otherwise defined herein are used as defined in the Schedule 13D, as amended. The Reporting Person hereby amends and supplements the Schedule 13D as follows.

Item 4. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:
On October 20, 2023, the Reporting Person sold 3,678,799 common shares of the Issuer, at a purchase price of $7.50 per share, to Peregrine MergerSub I, Inc., a Delaware corporation (“Merger Sub” or “Purchaser”), a wholly-owned subsidiary of GXO Logistics, Inc., a Delaware corporation (“Parent” or “GXO”), in connection with the Purchaser’s September 21, 2023 tender offer.
Item 5. Interests in Securities of the Issuer:
Following the October 20, 2023, sale reported in Item 4 above, the Reporting Person holds no securities of the Issuer.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: October 23, 2023

transcosmos inc.
  /s/ Takeshi Kamiya
Name: Takeshi Kamiya
Title: Representative Director, Co- President